Exhibit 8.1

List of Significant Subsidiaries and Consolidated Variable Interest Entity of

BEST Inc. (as of December 31, 2020)

Jurisdiction of
Subsidiaries	Incorporation

Eight Hundred Logistics Technologies Corporation	British Virgin Islands
BEST Logistics Technologies Limited	Hong Kong
Zhejiang BEST Technology Co., Ltd.*	PRC
浙江百世技术有限公司
BEST Logistics Technologies (China) Co., Ltd.*	PRC
百世物流科技（中国）有限公司
BEST Logistics Technologies (Ningbo Free Trade Zone) Co., Ltd.*	PRC
百世物流科技（宁波保税区）有限公司
BEST Capital Inc.	Cayman Islands
BEST Capital Holding Limited	British Virgin Islands
BEST Capital Management Limited	Hong Kong
Xinyuan Financial Leasing (Zhejiang) Co., Ltd.*	PRC
信远融资租赁（浙江）有限公司

Jurisdiction of
Consolidated Variable Interest Entity	Incorporation

Hangzhou BEST Network Technologies Co., Ltd.*	PRC
杭州百世网络技术有限公司

*The English name of this subsidiary or consolidated Variable Interest Entity, as applicable, has been translated from its Chinese name.